Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces Third Quarter 2006 Results

KNOXVILLE, Tenn. – November 8, 2006 – Team Health Inc.’s parent company, Team Finance LLC (the “Company”), today announced results for the third quarter and first nine months ended September 30, 2006.

On November 23, 2005, affiliates of The Blackstone Group (“Blackstone”) acquired a majority interest in Team Health Holdings, LLC, the parent of the Company, in a merger that was accounted for as a recapitalization (the “Transaction”). Team Health, Inc. (“Team Health”) is a wholly-owned subsidiary of the Company. The historical financial results of the Company and Team Health have been restated to give effect to the Transaction.

Net revenue less provision for uncollectibles (“revenue less provision”) in the third quarter of 2006 increased 11.1% to $286.1 million from $257.4 million in the corresponding period of 2005. Same contract revenue less provision for the quarter increased by 3.7% to $234.0 million from $225.7 million in the same period a year ago. Same contract revenue in the third quarter of 2006 included $2.1 million associated with the settlement of a lawsuit involving a terminated staffing contract arrangement. Acquisitions and new sales, net of contracts that terminated in the period, contributed $15.3 million and $5.1 million of growth between periods, respectively. Net earnings were $4.5 million in the third quarter of 2006, compared to $6.2 million in the third quarter of 2005. The decline in net earnings between periods was due in part to increased net interest expense associated with an increased level of debt incurred as part of the Transaction.

Net revenue less provision for the nine months ended September 30, 2006 increased 6.8% to $817.8 million from $765.7 million in the corresponding period of 2005. Same contract revenue less provision for the nine months ended September 30, 2006 increased 3.4% to $667.5 million from

$645.9 million in the corresponding period of 2005. New sales, net of contracts that terminated in the period, contributed $10.9 million of growth between periods. Acquisitions contributed $19.4 million of the period over period growth. Net earnings were $11.6 million for the nine months ended September 30, 2006 compared to $31.9 million in the corresponding period of 2005. The financial results for the first nine months of 2006 reflected an impairment loss, recorded in the first quarter of 2006, of $9.5 million to reduce the carrying value of goodwill and contract intangibles related to the Company’s anesthesia management business. Also included in the financial results for the nine months ended September 30, 2006 and 2005 was a reduction of professional liability reserves related to prior years of $12.1 million and $7.6 million, respectively, resulting from the Company’s actuarial study completed in the first quarter of each calendar year.

As of September 30, 2006, the Company had cash and cash equivalents of approximately $2.9 million and revolving credit facility borrowing availability of $112.1 million (without giving effect to $7.7 million of undrawn letters of credit). During the nine months ended September 30, 2006, the Company made scheduled debt payments of $3.2 million and utilized net borrowings of $7.6 million under the revolving credit facility, primarily to fund acquisitions during the period as well as for working capital purposes. As a result of these activities, the Company’s total outstanding debt as of September 30, 2006 was $649.7 million, including $12.9 million outstanding under the revolving credit facility. Cash flow provided by operations (after interest, taxes and changes in working capital) for the nine months ended September 30, 2006 was $31.5 million compared to $50.0 million for the corresponding period of 2005. The reduction in operating cash flow between periods was primarily due to decreased profitability between periods associated with higher levels of interest expense, increased use of operating cash flows associated with professional liability programs, and an increased level of accounts receivable funding, partially offset by a reduction in taxes paid.

Lynn Massingale, M.D., Chief Executive Officer of Team Health, said, “We are pleased to report solid financial performance for both the third quarter and first nine months of 2006. However, like many organizations in the healthcare services sector, our core Emergency Department (ED) staffing operations have encountered a number of challenges in 2006. For the first nine months of 2006, we have experienced volume growth below our historical norms as same contract ED volume increased only 2.4% compared to the same period in 2005. However, we did realize some improvement in same contract volume in the third quarter of 2006 as volume increased 3.0% compared to the third quarter of 2005. Management continues to focus on addressing these challenges and has been able to offset a portion of these trends by way of other positive developments.

“During the first nine months of 2006, we have continued to see a slight shift in our payer mix as self-pay visits as a percentage of our total billing volume increased by 1.0%, while Medicare and Medicaid volumes declined by 1.1% compared to the same period in 2005. The increase in self-pay patient visits resulted in an increased level of bad debt expense in the first nine months of 2006. Despite the increase in bad debt expense, we were still able to report a modest improvement in fee for service pricing due to increases in managed care programs, fee schedules, and average patient acuity.

“Team Health continues to benefit from its investments in risk management and patient safety initiatives, as evidenced by the reductions we have realized in our professional liability costs. In addition, we have experienced a very strong year for establishing relationships with new hospital customers, which has positively impacted the Company’s period over period revenue growth.

“We previously announced two acquisitions during May and July of 2006 and we are very pleased with the financial performance of these operations, as well as the integration efforts that have occurred. Both acquisitions have performed up to our expectations and are making positive financial contributions to Team Health. We are excited about the opportunities to combine with such high quality clinicians and their commitment to exceptional patient care.

“The proposed Medicare fee schedule for 2007 continues to reflect both positives and negatives for Team Health. On a positive note, the proposed fee schedule reflects an increase in the value of many of the procedure codes billed by emergency physicians. However, the most recent proposed update to the 2007 conversion factor projects an overall decrease of 5.0%. For the past several years, the formula used to calculate the Medicare conversion factor initially resulted in a scheduled decline to all Medicare providers. Congressional action in each year reversed the scheduled decline and resulted in a flat or modest increase. We continue to support Congressional legislation to reverse the current conversion factor declines scheduled for 2007. Our current estimates indicate the net impact of the changes as currently proposed would result in an increase in our Medicare and certain managed care revenues tied to Medicare in the amount of approximately $0.1 million. With no decrease in the conversion factor, we estimate the increase in such revenue to be approximately $9.0 million.

“Everyone at Team Health is continually working to enhance our business, execute our growth initiatives and improve cash flow. We are focused on being the best in class patient focused organization whose success is driven by our dedication to innovation, teamwork and integrity.”

About Team Health

Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 5,600 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to over 500 civilian and military hospitals, surgical centers and clinics in 45 states. For more information about Team Health, visit www.teamhealth.com.

As previously announced, Team Health will hold an investor conference call at 10:00 a.m. Eastern Time on November 9, 2006. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 1:00 p.m. Eastern Time Thursday, November 9, 2006, through midnight on Thursday, November 16, 2006, by calling (800) 642-1687, access code 8563310.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company disclaims any intent or obligation to update “forward looking statements” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

- tables attached -

Team Finance LLC

Financial Highlights

	Three Months Ended September 30,
	2006	2005
	(Unaudited) (In thousands)
Net revenue	$483,832	$410,423
Provision for uncollectibles	197,749	153,002

Net revenue less provision for uncollectibles	286,083	257,421
Cost of services rendered
Professional service expenses	216,053	193,726
Professional liability costs	12,825	13,091

Gross profit	57,205	50,604
General and administrative expenses	28,106	25,966
Management fee and other expenses (income)	875	(204)
Depreciation and amortization	6,221	6,235
Interest expense, net	15,200	6,612
Transaction costs	—	1,247

Earnings before income taxes	6,803	10,748
Provision for income taxes	2,301	4,579

Net earnings	$4,502	$6,169

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Team Finance LLC

Financial Highlights

	Nine months ended September 30,
	2006	2005
	(Unaudited) (In thousands)
Net revenue	$1,355,749	$1,210,094
Provision for uncollectibles	537,980	444,365

Net revenue less provision for uncollectibles	817,769	765,729
Cost of services rendered
Professional service expenses	615,397	560,370
Professional liability costs	24,496	31,483

Gross profit	177,876	173,876
General and administrative expenses	81,256	76,732
Management fee and other expenses	2,690	2,115
Impairment of intangibles	9,523	—
Loss on extinguishment of debt	—	1,402
Depreciation and amortization	20,462	19,553
Interest expense, net	43,096	20,525
Transaction costs	—	1,247

Earnings before income taxes	20,849	52,302
Provision for income taxes	9,214	20,430

Net earnings	$11,635	$31,872

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Team Finance LLC

Financial Highlights

Under the indenture governing the senior subordinated notes, our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our liquidity and financial flexibility. EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the senior subordinated notes is as follows (in thousands):

	Three Months Ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net earnings	$4,502	$6,169	$11,635	$31,872
Interest expense, net	15,200	6,612	43,096	20,525
Provision for income taxes	2,301	4,579	9,214	20,430
Depreciation and amortization	6,221	6,235	20,462	19,553

EBITDA	28,224	23,595	84,407	92,380
Impairment of intangibles (a)	—	—	9,523	—
Management fee and other expenses (income) (b)	875	(204)	2,690	2,115
Loss on extinguishment of debt (c)	—	—	—	1,402
Transaction costs (d)	—	1,247	—	1,247
Stock option expense (e)	—	192	—	505
Restricted unit expense (f)	140	—	477	—
Insurance subsidiary interest income	519	275	1,452	631
Severance and other charges	431	391	925	823

Adjusted EBITDA*	$30,189	$25,496	$99,474	$99,103

*	Adjusted EBITDA totals include the effects of professional liability loss reserve adjustments associated with prior years of $7,578 and $12,068 for the nine months ended September 30, 2005 and 2006, respectively.
(a)	Includes impairment of goodwill as well as contract intangibles.
(b)	Reflects management sponsor fees and loss on disposal of assets.
(c)	Reflects the recognition of deferred financing costs and bond repayment premiums on previously outstanding bank and bond borrowings.
(d)	Reflects costs related to transactions.
(e)	Reflects costs related to the recognition of expense in connection with previously outstanding stock options.
(f)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 unit plan.

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Team Finance LLC

Financial Highlights

Balance Sheet Data	September 30, 2006	December 31, 2005
	(unaudited)
	(In thousands)
Cash and cash equivalents	$2,910	$10,644
Accounts receivable, net	194,439	180,407
Long-term debt, including current portion	649,712	645,300

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